                                                                 EXHIBIT 10.45.1

               AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT


     This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT is entered into as of the 31st day of May, 2002, by and between COLORADO MEDTECH, INC., a FF Colorado corporation ("Employer") and Stephen K. Onody ("Executive"). In consideration of the mutual covenants contained in this Agreement, Employer agrees to employ Executive and Executive agrees to be employed by Employer upon the terms and conditions hereinafter set forth.

     WHEREAS, Employer and Executive entered into that certain Executive Employment Agreement dated June 23, 2000 (the "Old Agreement") pursuant to which Employer employed Executive for annual periods end June 23, 2001, 2002 and 2003 (each such twelve month period, a "Contract Year"); and

     WHEREAS, in connection with the Old Agreement, Employer granted Executive certain options to purchase common stock (the "Old Options") of Employer pursuant to that certain Nonstatutory Stock Option Agreement dated as of August 24, 2000 (the "Old Option Agreement"); and

     WHEREAS, the parties desire to amend and restate the Old Agreement to set forth the terms pursuant to which Employer will employ Executive.

                                    ARTICLE I
                               TERM OF EMPLOYMENT

     The term of employment hereunder commenced on May 31, 2002 ("Commencement Date") and shall continue for a period ending June 30, 2005 (the "Term of Employment"). The Term of Employment may be extended by mutual written agreement of the parties.

                                   ARTICLE II
                                     DUTIES

     2.1 Duties. Executive shall be employed with the titles of Chief Executive Officer and President of Employer with such responsibilities and authority as are customarily performed by such officers including, but not limited to, those duties as may from time to time be assigned to Executive by the Board of Directors of Employer. Executive shall have full responsibility and authority for formulating policies and for the management and operation of Employer, subject to the general direction and control of the Board of Directors. Executive shall report directly to Employer's Board of Directors.

     2.2 Extent of Duties. Executive shall devote all of his working time, efforts, attention and energies to Employer's business. He shall render the services described herein diligently, using his best efforts. Executive shall hold no other employment during the Term of Employment.

                                   ARTICLE III
                                  COMPENSATION

     3.1 Base Compensation. As compensation for services rendered under this Agreement, Employer shall pay Executive a base salary of $200,000 per annum, payable over the Term of Employment in accordance with Employer's normal payroll practices. Executive shall also be eligible to participate in any other compensation arrangements and benefit plans of Employer offered generally to Employer's other executives .

     3.2 Stock Options. On the date hereof ("Grant Date"), Employer will grant to Executive incentive and non-statutory stock options ("New Options"), under a stock option plan of Employer, to purchase Two Hundred Thousand (200,000) shares of Employer's Common Stock. The exercise price of such options shall be the fair market value of Employer's Common Stock at the close of the market on the Grant Date. Such options shall vest and become exercisable as follows:

          (a) One Hundred Thousand (100,000) New Options shall irrevocably vest and become exercisable on June 30, 2004, and One Hundred Thousand (100,000) New Options shall irrevocably vest and become exercisable on June 30, 2005 (each of such dates an "Annual Vesting Date"), subject to Executive's continued employment on each vesting date. The New Options shall expire ten (10) years after the Grant Date.

          (b) The Old Option Agreement provides that options for 90,000 shares of Common Stock will vest on each of August 25, 2001, August 25, 2002 and August 25, 2003 (each, an "Old Option Vesting Date"), subject to the terms of such agreement. If Executive's employment is terminated by Employer without "Cause" (defined below) between the Commencement Date and August 25, 2003, any unvested Old Options as of the Date of Termination (defined below) which would have vested at the next Old Option Vesting Date shall vest in the proportion that the number of completed months in the current Contract Year bears to the full Contract Year; provided, however, that if the Date of Termination is after June 23, 2003, all Old Options shall vest.


          (c) If during either of the twelve month periods ending June 30, 2004 or 2005 Executive's employment is terminated without Cause, any unvested New Options as of the Date of Termination which would have vested at the next Annual Vesting Date shall vest in the proportion that the number of complete months from the beginning of such twelve month period bears to the full twelve month period.

          (d) If Executive's employment is terminated by Executive for "Good Reason" (defined below) pursuant to Section 5(a)(iv) or (v), any unvested New Options or Old Options as of the Date of Termination shall immediately vest in full.

     3.3 Other Benefits. Executive shall be entitled to participate in all of Employer's Executive benefit plans and Executive benefits, including any retirement, pension, profit-sharing,


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stock option (taking the Options into consideration), insurance, hospital, vacation, paid holiday, or other plans and benefits which now may be in effect or which may hereafter be adopted, it being understood that Executive shall have the same rights and privileges to participate in such plans and benefits as other executive Executives.

     3.4 Expenses. Executive shall be entitled to reimbursement for all reasonable expenses incurred by Executive in the performance of his duties hereunder, provided all requests for reimbursement comply with Employer's current policies regarding expense reimbursement.

                                   ARTICLE IV
                        NON-COMPETITION; CONFIDENTIALITY

Executive may not participate in any areas of business in which the Employer is engaged during the term of this Agreement except through and on behalf of the Employer. Upon the execution of this Agreement, Executive shall execute a Non-Competition Agreement in the form attached hereto as Exhibit A. Executive agrees that his current non-disclosure agreement with Employer shall continue in full force and effect. Executive further agrees that he shall promptly execute any revised non-disclosure form implemented by Employer.

                                    ARTICLE V
                            TERMINATION OF EMPLOYMENT

     5.1 Termination. Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

          (a) By Executive for Good Reason. Upon the occurrence of any of the following events, Executive may terminate his employment for good reason ("Good Reason") by written notice to Employer:

               (i) if Employer makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, or there shall have been filed any petition or application for the involuntary bankruptcy of Employer, or other similar proceeding, in which an order for relief is entered or which remains undismissed for a period of thirty days or more, or Employer seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of Employer or any material part of its assets;

               (ii) the closing of a sale by Employer of substantially all of its assets to not more than two (2) buyers;

               (iii) if Executive elects to remain employed after a "change in control of Employer" (defined below) and thereafter, during the Term of Employment or twelve (12) months from the change in control, whichever is longer, Executive: (1) is terminated without Cause or is demoted from the position he held prior to the change in control; (2) is assigned duties inconsistent with his roles and responsibilities prior to the change in control;
(3) is



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required to materially increase his travel obligations from those he had prior to the change in control; (4) is relocated to an office or site greater than 50 miles from his location prior to the change in control; or (5) the compensation or benefits of Executive are materially reduced (including paid time off and vacation). A "change of control of Employer" will be deemed to occur under either of the following circumstances: (A) any "person" (as that term is used in Section 13(d) and 14(d) of the Exchange Act), other than the Employer or any "person" who on the date hereof is a director or officer of the Employer, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Employer representing forty percent (40%) or more of the combined voting power of the Employer's then outstanding securities, or (B) if, during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

               (iv) within 90 days following a change in control of Employer.

          (b) Death. This Agreement shall terminate upon the death of Executive.

          (c) Disability. Employer may terminate this Agreement upon the permanent disability of Executive. "Disability" means the failure of Executive, due to illness, accident, or other physical or mental incapacity, to perform his duties substantially as required hereunder for a period of any ninety (90) consecutive days, or, if earlier, upon written certification from a physician acceptable to Employer as to Executive's inability to carry on his duties and responsibilities if such condition is expected to continue for at least such period.

          (d) By Employer for Cause. Employer may terminate Executive's employment for cause ("Cause") for:

               (i) misappropriation or unauthorized disclosure of Confidential Information or funds by Executive or with Executive's direct involvement;

               (ii) fraud, embezzlement, theft or dishonesty by Executive reasonably suspected by the Company;

               (iii) negligent or willful misconduct or dereliction of duty by Executive; provided, however, that no discharge shall be deemed for Cause under this clause (iii) unless Executive shall have first received written notice from the Company advising Executive of the specific acts or omissions alleged to constitute such negligent or willful misconduct, and such misconduct continues uncured by Executive for a period of twenty (20) days; or

               (iv) a material breach by Executive of the terms of this Agreement and a failure by Executive to cure such breach within twenty (20) days after receiving written notice from an officer of the Company advising Executive of the action allegedly resulting in the material breach.



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          (e) By Employer Other than for Cause. Employer may terminate
Executive's employment hereunder other than for Cause upon written notification to Executive given at any time.

     5.2 Date of Termination. "Date of Termination" means (i) if Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated for Cause, the date on which notice of termination is delivered to Executive; and (iii) if the Executive's employment is terminated for any other reason, the date specified in a notice of termination by Employer or Executive.

     5.3 Compensation Upon Termination.

          (a) Upon termination of this Agreement for Cause pursuant to Section 5.1(d) Executive shall be entitled to compensation only through the Date of Termination.

          (b) In the event of termination of this Agreement by Employer for reason other than Cause pursuant to Section 5.1(e), Employer shall: (1) continue to pay Executive base salary payments for twelve (12) months; and (2) if such termination occurs within the original Term of Employment, provide for immediate vesting of the pro-rated portion of options for the portion of the year worked as set forth in Section 3.2(b) or (c) as applicable.

          (c) In the event of termination of this Agreement by Executive pursuant to Section 5.1(a)(ii) or (iii) for Good Reason, Employer shall: (1) continue to pay Executive base salary payments for twelve (12) months; (2) accelerate vesting of any unvested New Options or Old Options such that all such options shall immediately vest; (3) reimburse outplacement services provided Executive for a period of 12 months; and (4) reimburse Executive for reasonable legal fees in connection with the enforcement of the Agreement.

          (d) In the event this Agreement is terminated at any time by Executive for Good Reason pursuant to Section 5.1(a)(iv), Executive shall be entitled to receive continuation of 12 months of base salary payments; (2) accelerated vesting of any unvested New Options or Old Options such that all such options shall immediately vest; (3) reimbursement outplacement services provided Executive for a period of 12 months; and (4) reimburse Executive for reasonable legal fees in connection with the enforcement of the Agreement.

          (e)  If after termination pursuant to Section 5.1(a)(iii) or (iv) or
               Section 5.1(e) Executive elects to continue group health insurance coverage through COBRA, the Employer will also pay the monthly medical insurance


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          (f)  premium payment required to maintain his then current medical insurance coverage (less any amount he is paying for such insurance at the time of termination, which payment from Executive will be required by the beginning of each month) for the period during which continuing base salary payments are made or until Executive obtains new employment or a consulting position, whichever occurs first.

          (g) Following the termination of this Agreement pursuant to Section 5.1(b), Employer shall pay to Executive's estate the compensation which would otherwise be payable to Executive to the end of the month in which his death occurs.

          (h) In the event of temporary or permanent disability of the Executive as described in Section 5.1(c), whether or not the Employer elects to terminate this Agreement, Executive shall be entitled to receive such compensation and benefits, if any, as are payable to Executives generally in accordance with Employer's normal practices.

          (i) Upon termination of his employment and for a period of two years thereafter, Executive shall immediately notify Employer of each employment or agency relationship entered into by the Executive and each corporation or other entity formed or used by the Executive, the business of which is directly or indirectly similar to or in competition with the Employer's business and provided Executive's participation in such business is the same as or similar to those activities in which Executive was involved at the time of Executive's termination from Employer and during the prior 12-month period.

     5.4 Remedies. Any termination of this Agreement shall not prejudice any other remedy to which the Employer or Executive may be entitled, either at law, equity, or under this Agreement.

     5.5 Request for Post-Employment Allowance: In order to obtain any payment pursuant to Paragraph 5.3, excluding sub-paragraph 5.3(a), Executive shall submit a Request for Post-Employment Allowance (attached hereto as Exhibit B). Employer shall have no obligation to make any payments to Executive unless and until Employee shall have submitted an executed copy of such request.

                                   ARTICLE VI
                               GENERAL PROVISIONS

     6.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

     6.2 Arbitration. Any and all disputes arising under or related to this Agreement which cannot be resolved through negotiations between the parties shall be submitted to binding



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arbitration. If the parties fail to reach a settlement of their dispute within fifteen (15) days after the earliest date upon which one of the parties notified the other(s) of its desire to attempt to resolve the dispute, then the dispute shall be promptly submitted to arbitration by a single arbiter through the Judicial Arbiter Group ("JAG"), any successor of the Judicial Arbiter Group, or any similar arbitration provider who can provide a former judge to conduct such arbitration if JAG is no longer in existence, or an arbiter appointed by the court. The arbiter shall be selected by JAG or the court on the basis, if possible, of his or her expertise in the subject matter(s) of the dispute. The decision of the arbiter shall be final, non-appealable and binding upon the parties, and it may be entered in any court of competent jurisdiction. The arbitration shall take place in Boulder, Colorado. The arbitrator shall be bound by the laws of the State of Colorado applicable to the issues involved in the arbitration and all Colorado rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine. All such discovery shall be completed in accordance with the time limitations prescribed in the Colorado Rules of Civil Procedure, unless otherwise agreed by the parties or ordered by the arbitrator on the basis of strict necessity adequately demonstrated by the party requesting an extension or reduction of time. The arbitrator shall have the power to grant equitable relief where applicable under Colorado law. The arbitrator shall issue a written opinion setting forth her or his decision and the reasons therefor within thirty
(30) days after the arbitration proceeding is concluded. The obligation of the parties to submit any dispute arising under or related to this Agreement to arbitration as provided in this Section shall survive the expiration or earlier termination of this Agreement. Notwithstanding the foregoing, either party may seek and obtain an injunction or other appropriate relief from a court to preserve or protect the status quo with respect to any matter pending conclusion of the arbitration proceeding, but no such application to a court shall in any way be permitted to stay or otherwise impede the progress of the arbitration proceeding.

     6.3 Entire Agreement. This Agreement supersedes any and all other Agreements, whether oral or in writing, between the parties with respect to the employment of Executive by Employer, excluding any non-disclosure/ confidentiality agreements previously entered into between Executive and Employer. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

     6.4 Successors and Assigns. This Agreement, all terms and conditions hereunder, and all remedies arising herefrom, shall inure to the benefit of and be binding upon Employer, any successor in interest to all or substantially all of the business and/or assets of Employer, and the heirs, administrators, successors and assigns of Executive. Except as provided in the preceding sentence, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the prior written consent of the other party.

     6.5 Notices. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:



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         If to Executive:      Stephen K. Onody
                               6640 So. Waco Way
                               Aurora, CO 80016

         If to Employer:       Colorado MEDtech, Inc.
                               Attn: Chairman of the Board of Directors
                               4801 N. 63rd St.
                               Boulder, CO 80301
                               Phone: (303) 530-2660
                               Fax: (303) 581-1010

         with a copy to:       Colorado MEDtech, Inc.
                               Attn:  General Counsel
                               4801 N. 63rd St.
                               Boulder, CO 80301
                               Phone: (303) 530-2660
                               Fax: (303) 581-1010

         and a copy (which shall not constitute notice) to:

                               Faegre & Benson LLP
                               Attn:  Christopher Hazlitt
                               1900 Fifteenth Street
                               Boulder, CO  80302

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     6.6 Severability. If any provision of this Agreement is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction as to such jurisdiction, such provision shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

     6.7 Section Headings. The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

     6.8 Survival of Obligations. Termination of this Agreement for any reason shall not relieve Employer or Executive of any obligation accruing or arising prior to such termination.

     6.9 Amendments. No waiver or modification of this Agreement or any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the party to be charged therewith, and no evidence of any waiver or modification shall be offered or received in evidence of any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid.



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     6.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument. This Agreement shall become effective when copies hereof, when taken together, shall bear the signatures of both parties hereto. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

     6.11 Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

     6.12 Taxes. Executive expressly acknowledges that Employer has not made, nor herein makes, any representation about the tax consequences of any consideration provided by Employer to Executive pursuant to this Agreement or any Stock Option Agreement. Executive further acknowledges that all such consideration shall be subject to various taxes and withholding which shall be made by Employer. It is also possible that amounts or benefits paid or distributed to the Executive pursuant to this Agreement, taken together with any amount or benefits otherwise paid or distributed to the Executive would be an "excess parachute payment" as defined in ss.280G of the Internal Revenue Code (the "Code") and would subject Executive to an excise tax. In the event such tax is triggered, Employer may limit its payments as follows: If (x) the aggregate value of all compensation payments or benefits to be paid or provided to the Executive under this Agreement and any other plan, agreement, or arrangement with Employer exceeds the amount which can be paid to the Executive without the Executive incurring an Excise Tax and (y) the Executive would receive a greater net after-tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) by applying the limitation contained in this Paragraph, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the "Payment Cap"). In the event that Executive receives reduced payments and benefits hereunder, Executive shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that Executive will receive in connection with the application of the Payment Cap. If the Executive receives reduced payments and benefits under this Paragraph (or the Payment Cap is determined not to be applicable to the Executive because the parties conclude that Executive is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that, notwithstanding the good faith of the Executive and Employer in applying the terms of this Agreement, the aggregate "parachute payments" within the meaning of Section 280G of the Code paid to the Executive or for his benefit are in an amount that would result in the Executive being subject an Excise Tax, then the amount equal to such excess parachute payments shall be deemed for all purposes to be a loan to the Executive made on the date of receipt of such excess payments, which the Executive shall have an obligation to repay to Employer on demand, together with interest on such amount at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If this Paragraph is not applied to reduce the Executive's entitlements under this Paragraph because the parties determine



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that the Executive would not receive a greater net after-tax benefit by applying this Paragraph and it is established pursuant to a Final Determination that, notwithstanding the good faith of the Executive and Employer in applying the terms of this Agreement, the Executive would have received a greater net after-tax benefit by subjecting his payments and benefits hereunder to the Payment Cap, then the aggregate "parachute payments" paid to the Executive or for his benefit in excess of the Payment Cap shall be deemed for all purposes a loan to the Executive made on the date of receipt of such excess payments, which the Executive shall have an obligation to repay to Employer on demand, together with interest on such amount at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If the Executive receives reduced payments and benefits by reason of this Paragraph and it is established pursuant to a Final Determination that the Executive could have received a greater amount without exceeding the Payment Cap, then Employer shall promptly thereafter pay the Executive the aggregate additional amount which could have been paid without exceeding the Payment Cap.



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



     IN WITNESS WHEREOF, Employer and Executive have entered into this Executive Employment Agreement as of the date first above written.


"EMPLOYER"

COLORADO MEDTECH, INC.


By:  /s/ Clifford W. Mezey
     -----------------------------------
     Clifford W. Mezey,
     Chairman of the Compensation Committee
     of the Board of Directors



"EXECUTIVE"


     /s/ Stephen K. Onody
     -----------------------------------
     Stephen K. Onody




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



                                    EXHIBIT A

                            NON-COMPETITION AGREEMENT


     THIS AGREEMENT is made and entered into on and as of the 31st day of May, 2002, by and between Colorado MEDtech, Inc., a Colorado corporation (the "Company") and Stephen K. Onody ("Executive").

     WHEREAS, Executive holds the offices of President and Chief Executive Officer of the Company, and in such positions is a key, valued executive employee of the Company, and, as such, is in a position to damage the business of the Company by engaging in competing activities; and

     WHEREAS, the Company wishes to protect itself from competitive activities of Executive which would injure its business and subject Company to the inevitable disclosure of trade secret information; and

     WHEREAS, it is a condition of the Amended and Restated Executive Employment Agreement of Executive, Executive has agreed not to compete with the Company during, or for a period of one (1) year after, his employment with the Company;

     NOW, THEREFORE, in consideration of the offices held by Executive, for the compensation to be paid to Executive as described in the Amended and Restated Executive Employment Agreement which is entered into by the parties as of the date hereof, and for the protection of Company's trade secret information and other valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

     1. Executive agrees that he possesses or will possess the knowledge, skills and reputation in the outsourcing industry in which the Company operates which are of material importance to the Company, and which are special, unique and extraordinary. Executive acknowledges that his services cannot be replaced and that the loss of his services, or the use of his services by a competitor, may cause the inevitable disclosure of trade secret information and other irreparable harm to the Company. Therefore, Executive agrees that during the period commencing with the date hereof and ending one (1) year after his employment with the Company is terminated (voluntarily or involuntarily) he will not, knowingly, directly or indirectly, as a principal, officer, director, shareholder (other than as a holder of 5% or less of a publicly traded corporation's capital stock), partner, become employed by, consult for or with, or in any other capacity whatsoever, engage in, be or become associated with, or advise or assist any business, firm, partnership, individual, corporation, or any other entity which is engaged in any outsourcing business engaged in, or anticipated to be engaged in, by the Company as of his Date of Termination, as defined in Executive's Executive Employment Agreement, anywhere in the United States of America.

     2. Executive acknowledges that Company has invested substantial time and effort in assembling its present staff of personnel. Executive agrees that so long as he is employed by the Company and during one (1) year immediately thereafter, Executive shall not either directly or indirectly employ, solicit for employment or advise or recommend to any other person that a third party employ or solicit for employment, any of the Company's employees.

     3. Executive agrees that so long as he is employed by the Company and during one (1) year immediately thereafter, Executive shall not either directly or indirectly solicit business, as to products or services competitive with the business of the Company from any of Company's customers with whom Executive had contact during his employment. Executive agrees that during such post-employment period he will not influence or attempt to interfere with any of Company's relationships with its investors, customers or clients.

     4. Executive agrees that so long as he is employed by the Company and for one (1) year immediately thereafter, Executive shall not either directly or indirectly interfere with any relationship between the Company and any of its suppliers, clients or their employees.

     5. Any waiver of any of the terms and conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions, or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or any other provision hereof.

     6. It is agreed that Executive's services are unique, and that any breach or threatened breach by Executive of any provisions of this Agreement may not be remedied solely by damages. Accordingly, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, the Company shall be entitled to injunctive relief, restraining Executive and any business, firm, partnership, individual, corporation, or entity participating in such breach or attempted breach, from engaging in any activity which would constitute a breach of this Agreement. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

     7. The restrictive period for all of the aforementioned covenants shall be extended for every day that Executive is in violation of any one of the covenants.

     8. Any and all notices referred to herein shall be sufficient if furnished in writing, sent by registered or certified mail to Executive at his address as shall be furnished to the Company in writing, and to the Company at its principal office in Boulder, Colorado.

     9. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

     10. No modification or changes in this Agreement shall be valid unless such modification or changes are in writing and signed by all parties hereto.

     11. The invalidity or unenforceability of any provision in this Agreement shall not affect the other provisions hereof. This Agreement shall be construed as though such invalid or unenforceable provisions were modified to the minimum extent necessary to make this Agreement valid and enforceable.

     12. Company may assign this Agreement to its successors. Executive may not assign this Agreement without the prior written approval of the Company.

     13. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Boulder, Colorado in accordance with the rules then existing of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof.

     14. As used herein, any reference to the masculine shall include, if appropriate, the feminine.

     IN WITNESS WHEREOF, the parties have executed this Non-Competition Agreement as of the date first above written.


COLORADO MEDTECH, INC.


By:  /s/ Clifford W. Mezey
     ---------------------


"EXECUTIVE"


     /s/ Stephen K. Onody
     ---------------------
     Stephen K. Onody

                                   EXHIBIT B


                      REQUEST FOR POST-EMPLOYMENT ALLOWANCE

     This request for severance allowance is made by ___________(hereinafter "the Employee") pursuant to the provisions of the Agreement between the Employee and _______________(hereinafter "the Company") as of (the "Agreement").

          1. In consideration of the execution of this request for post-employment allowance, the Company agrees to pay me the amount set forth in the Agreement.

          2. In return for these payments, I fully and finally release, waive and discharge Company, including any of its parents, subsidiaries, or otherwise affiliated corporations, partnerships or business enterprises, and their respective present and former directors, shareholders, employees, assigns, insurers and employee benefit administrators (hereinafter "Released Parties") from all charges, claims and causes of action of any sort which I may have, including but not limited to, claims arising from or related to my employment or termination of my employment, any age, race, any unlawful employment practices of any kind, whether such claims arise under federal, state, local, common, contract, tort or other laws or regulations, specifically including Title VII of the Civil Rights Act of 1964 as amended by the Equal Employment Opportunity Act of 1972 and the Age Discrimination in Employment Act, 42 U.S.C. Section 1981. BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT COMPANY HAS ADVISED ME TO DISCUSS THIS AGREEMENT WITH AN ATTORNEY BEFORE SIGNING IT. I further acknowledge and agree that the Company is not responsible for any of my costs, expenses, and attorneys' fees, if any, incurred in connection with the review and signing of this Agreement. I acknowledge that I have been given a period of at least twenty-one (21) days in which to consider the terms of this Agreement. If I have chosen to waive the twenty-one day period, I represent that I did so voluntarily without any pressure by Company. I also understands that I have the right to revoke this Agreement at any time within seven (7) days after signing it, by providing written notice to Company, and that upon such revocation, this Agreement will not have any further legal effect.

          3. I represent and warrant that I have returned all property of the Company in my possession, including but not limited to, documents, manuals, pertinent business contacts (names and addresses), shareholder lists, software, computers and computer disks, notes, keys, cellular phone, and other articles or equipment I used in the course of my employment.

          4. It is understood that the Company does not admit the existence or validity of any such claims or any liability of any sort nor has the Company made any agreement or promise to do or omit to do any act or thing not herein set forth.

          5. I agree that I will not disclose this document or its terms or provisions without first obtaining the written consent of the Company.

          6.   I understand that this Request shall be governed by Colorado law.

          7. I have read and completely understand this request and recognize that it constitutes a general release and waiver of all claims, and I agree that this is an acceptable compromise of any such claims and knowingly and voluntarily intend to be bound by these provisions without any further promises or consideration by the Company. I further agree that this agreement terminates all other agreements between myself and the Company, excluding any non-disclosure or non-compete obligations which may survive my employment. As such, except as provided in this Agreement, I am not entitled to any other benefits as a result of my separation.

          ------------------------------------              ------------------
          Stephen K. Onody                                        Date